EXHIBIT 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 4 to Registration Statement (No. 333-140240) on Form S-1 of The Frontier Fund of our report dated January 27, 2009 relating to our audits of the financial statements of Frontier Trading Company I LLC, Frontier Trading Company II LLC, Frontier Trading Company III LLC, Frontier Trading Company IV LLC, Frontier Trading Company V LLC, Frontier Trading Company VI LLC, Frontier Trading Company VII, LLC, Frontier Trading Company VIII, LLC, and Frontier Trading Company IX, LLC, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to our firm under the captions “Independent Registered Public Accounting Firm” and “Experts” in such Prospectus.

/s/ McGladrey & Pullen, LLP

Denver, Colorado February 4, 2009